Exhibit 99.23

AMENDED JOINT FILING AGREEMENT

THIS AMENDED JOINT FILING AGREEMENT (this “Agreement”) is made and entered into as of this 21st day of May 2008, by and among Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey, Ezequiel Eskenazi Storey, Petersen Energía S.A., Petersen Energía PTY LTD, Petersen Energía Inversora, S.A., and Petersen Energía Inversora Holding GmbH.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or 13G relating to their ownership (direct or otherwise) of any securities of YPF Sociedad Anónima, a corporation organized under the laws of Argentina, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Enrique Eskenazi	By: /s/ Mauro Renato José Dacomo
Mauro Renato José Dacomo
Sebastián Eskenazi	Attorney-in-Fact
By: /s/ Ignacio Cruz Morán
Matías Eskenazi Storey	Ignacio Cruz Morán
Attorney-in-Fact
Ezequiel Eskenazi Storey	May 21, 2008

PETERSEN ENERGIA PTY LTD.

By: Matías Eskenazi Storey
Title: Director

By: Claudio Cánepa
Title: Director

PETERSEN ENERGIA S.A.

By: Mauro Renato José Dacomo
Title: Consejero

By: Ignacio Cruz Morán
Title: Consejero

PETERSEN ENERGIA INVERSORA, S.A.

By: Mauro Renato José Dacomo
Title: Consejero

By: Ignacio Cruz Morán
Title: Consejero

PETERSEN ENERGIA INVERSORA HOLDING GMBH

By: Mauro Renato José Dacomo
Title: Managing Director

By: Ignacio Cruz Morán
Title: Managing Director